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EXHIBIT 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in the Registration Statements of American Bio Medica Corporation (the "Company") on Form S-3 (File No. 333-16535), Form S-8 (File No. 333-91025) and Form S-8 (File No. 333-19203) of
our report dated June 9, 2000 (with respect to the last paragraph of Note G July 20, 2000, the first and third paragraph of Note K[4](d), July 24, 2000, and the last paragraph of Note E, August 2, 2000) on our audit of the financial statements of the Company as of April 30, 2000 and for the years ended April 30, 2000 and 1999 which report is included in this Annual Report on Form 10-KSB. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3.



Richard A. Eisner & Company, LLP

New York, New York
August 9, 2000